UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number: 1-13123

                                METALS USA, INC.
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             (Exact name of registrant as specified in its charter)

                       One Riverway, Suite 1100 Houston,
                                  Texas, 77056
                                 (713) 965-0990
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
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            (Title of each class of securities covered by this Form)

                                      None
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(Titles of all other  classes  of  securities  for which a duty to file  reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(l)(i)      [X]              Rule 12h-3(b)(l)(i)             [X]
Rule 12g-4(a)(l)(ii)     [ ]              Rule 12h-3(b)(1)(ii)            [ ]
Rule 12g-4(a)(2)(i)      [ ]              Rule 12h-3(b)(2)(i)             [ ]
Rule 12g-4(a)(2)(ii)     [ ]              Rule 12h-3(b)(2)(ii)            [ ]
                                          Rule 15d-6                      [ ]

Approximate number of holders of record as of the certification or notice date:

                        Common Stock: 1 holder of record



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Pursuant to the requirements of the Securities Exchange Act of 1934, Metals USA,
Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: November 30, 2005
                                     METALS USA, INC.

                                      By: /s/ John A. Hageman
                                         ---------------------------------------
                                         Name: John A. Hageman
                                         Title: Senior Vice President and
                                                General Counsel